POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the person whose signature appears below hereby constitutes and appoints Steven R. Finley, Elizabeth A. Ising, John E. Lawrence and Eric M. Scarazzo, or any one of them, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person’s name, place and stead, to sign any Report on Form 3, Form 4 or Form 5, in any such case with respect to such person’s beneficial ownership of shares of Coeur d’Alene Mines Corporation common stock, $0.01 per share par value (“Common Stock”), and to file the same with the Securities and Exchange Commission and any exchange or similar system for trading on which the Common Stock is or hereafter becomes listed or qualified for trading or quoting.

Dated: January 11, 2010

/s/ Luther Russell
Name: Luther Russell
Title: Vice President, Environmental Services